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                                                                  EXHIBIT (c)(5)

[MILGRAY LETTERHEAD]

CONFIDENTIAL                            September 17, 1996

Bell Industries, Inc.
11012 San Vicente Boulevard
Los Angeles, California 90049-5022

Dear Sirs:

        In connection with a proposed merger transaction involving Milgray Electronics, Inc. ("Milgray") and Bell Industries, Inc. ("Bell"), Bell has requested that Milgray permit Bell to commence Bell's due diligence investigation of Milgray. In connection with such due diligence investigation, Milgray and/or certain of its directors, officers, employees or agents will be furnishing Bell with certain information which is non-public, confidential or proprietary in nature. Such information, in whole or in part, together with analyses, compilations, studies and/or other documents prepared by Bell, any of Bell's affiliates, or Bell's officers, employees, agents or advisors or officers, employees, agents or advisors of any of Bell's affiliates which contain or otherwise reflect such information, is hereinafter referred to as "Information."

        For good and valuable consideration, Bell agrees with Milgray as follows:

        1. All Information will be kept confidential and will not, without the prior written consent of Milgray, be disclosed by Bell in any manner whatsoever, in whole or in part, except as hereinafter provided, and will not be used other than solely in connection with evaluating or implementing the proposed transaction. Bell agrees to transmit Information only to its directors, officers, employees, agents, advisors or affiliates who need to know Information for the purpose of evaluating the proposed transaction and who are informed by Bell of the confidential nature of Information and who agree to be bound by this Agreement. Bell will be responsible for any breach of any provision of this Agreement by Bell, by Bell's affiliates or by directors, officers, employees, agents or advisors of Bell and those of Bell's affiliates.
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        2.  All Information and all copies thereof, except for that portion of
Information which consists of analyses, compilations, studies or other documents prepared by Bell, will be returned to Milgray without retaining any copies thereof immediately upon request of Milgray. That portion of Information which consists of analyses, compilations, studies or other documents prepared by Bell will be held by Bell and kept confidential subject to the terms of this Agreement or, at the request of Milgray, destroyed. Such destruction will be confirmed in writing upon request of Milgray.

        3. Nothing contained herein shall preclude Bell from disclosing Information that Bell is legally compelled to disclose, provided that the procedures referred to in this paragraph 3 are satisfied. In the event that Bell becomes legally compelled to disclose any Information, prior to making any such disclosure, Bell will provide Milgray with prompt notice thereof so that Milgray may seek a protective order or other remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Milgray waives compliance with the provisions of this Agreement, Bell will furnish only that portion of such Information that Bell is advised by written advice of outside counsel is legally required and Bell will cooperate with Milgray if Milgray seeks to obtain a protective order or other reliable assurance that confidential treatment will be accorded such Information by the tribunal which is compelling such disclosure.

        4. Bell shall keep Milgray advised of the progress and results of Bell's due diligence investigation, including promptly advising Milgray of any matters which Bell may deem an impediment to the proposed merger transaction. Milgray may terminate any investigation or inquiry at any time without obligation.

        5. The term Information does not include information that (a) becomes generally available to the public other than as a result of disclosure by Bell or any person to whom Bell transmits Information; (b) was available to Bell on a non-confidential basis prior to its disclosure to Bell by Milgray; (c) becomes available to Bell on a non-confidential basis from a source other than Milgray that is not known by Bell to be bound by a confidentiality agreement or other obligation of secrecy with Milgray with respect to such information; or (d) was known to Bell or in Bell's possession prior to the date it was disclosed to Bell by Milgray.


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        6.  No failure or delay by Milgray in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power of privilege hereunder.

        7. Bell recognizes and acknowledges that irreparable injury may result to Milgray and its business and property if Bell breaches any provision of this Agreement and that money damages would not be a sufficient remedy for any such breach. Bell agrees that if it should engage, or cause or permit any other person to engage in any act in violation or threatened violation of any provision of the Agreement, Milgray would be entitled, in addition to such other remedies, damages or relief as may be available under applicable law, to a permanent injunction and/or other equitable relief prohibiting Bell from engaging in any such act or specific enforcement of this Agreement, as the case may be.

        8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

        9.  This Agreement may be executed in counterparts.

        10. This Agreement may not be amended and no waiver of any provision hereof shall be valid unless in writing and signed by both parties hereto.

        If you are in agreement with the foregoing, please sign below and return a fully executed copy of this Agreement to the undersigned.

                                        Very truly yours,

                                        MILGRAY ELECTRONICS, INC.


                                        By:
                                           ------------------------------------
                                                     Name and Title

Accepted and agreed to as of
the date first above written:

BELL INDUSTRIES, INC.


By:     THEODORE WILLIAMS, CEO
   ---------------------------------
            Name and Title


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